UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 20, 2006

BLOODHOUND SEARCH TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-29553 (Commission File Number)	88-0492640 (IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(Address of Principal Executive Offices, Zip Code)

(516) 887-8200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 20, 2006, Bloodhound Search Technologies, Inc. (the “Registrant”) entered into an employment agreement with Brian Wade Bickford, pursuant to which Mr. Bickford was engaged as the Chief Executive Officer of the Registrant. The term of Mr. Bickford’s employment commenced on October 20, 2006, and it shall continue until October 20, 2008, unless the agreement is terminated prior thereto in accordance with the terms thereof.

As compensation for his services, Mr. Bickford shall be paid a salary as follows: From the date of the agreement until February 28, 2007, Mr. Bickford shall be entitled to a gross salary of $40,000, subject to withholding for applicable taxes, to be paid in two equal installments, first on October 22, 2006, and then again on January 1, 2007. The parties agreed that prior to March 1, 2007, they shall mutually agree upon the terms of compensation for the remainder of the term. Mr. Bickford shall be responsible for his own taxes payable. In addition, the Registrant granted to Mr. Bickford an aggregate of 300,000 stock options, of which 150,000 stock options shall vest on October 22, 2006, and the remaining 150,000 stock options shall vest on January 31, 2007. Each stock option shall give Mr. Bickford the right to purchase one share of the Registrant’s common stock at a purchase price of $0.40, exercisable for two years after the date of their issuance.

The Registrant may terminate the employment agreement at anytime with or without cause, and in such event, the Registrant will pay to Mr. Bickford his salary accrued and owing through the termination date. Mr. Bickford may terminate the employment agreement upon 14 business days’ prior written notice to the Registrant. During the term of the employment agreement and for a period of two years thereafter, Mr. Bickford shall not compete with the Registrant nor solicit any of the Registrant’s employees or customers, or other such persons.

On October 20, 2006, Mr. Bickford and the Registrant also entered into a Confidential Information and Invention Assignment Agreement. Pursuant to such agreement, Mr. Bickford agreed to hold the Registrant’s confidential information in strict confidence. Mr. Bickford also agreed that all intellectual property that results from work performed by Mr. Bickford for the Registrant or that otherwise relates to his employment with the Registrant shall be held and owned solely by the Registrant. Mr. Bickford agreed to assign to the Registrant any rights that he may have in such intellectual property.

For all the terms of the Mr. Bickford’s employment agreement and his Confidential Information and Invention Assignment Agreement, reference is hereby made to such agreements annexed hereto respectively as Exhibits 10.1 and 10.2. All statements made herein concerning such agreement are qualified by references to said exhibits.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) is hereby incorporated by reference into this Item 5.02.

On October 20, 2006, David Campbell resigned from his position as Chief Executive Officer of the Registrant. On the same date, the Board appointed Brian Wade Bickford as the Chief Executive Officer of the Registrant, effective immediately. Set forth below is a brief description of Mr. Bickford’s business experience for the past five years.

Mr. Bickford has had a successful career as a business executive and consultant for almost twenty years. In 2001, Mr. Bickford founded Strategic Productions, a global business development consulting firm. Serving as the President of Strategic Productions since its founding, he has directed business and revenue development for high technology clients, developed technology and design outsource offices in India, Russia and Hong Kong, and managed hundreds of product campaigns and multi-million dollar product rollouts. He has also developed significant experience with enterprise software, consumer product groups, and international rollouts, and has innovated several new media advertising and delivery platforms. From 1998 until 2001, he was the Senior Vice President of Business Development of Broadcast America, an internet broadcasting company, where he was responsible for the company’s sales, marketing, and acquisition activities. Mr. Bickford’s business experience prior to 1998 includes working as a senior marketing consultant for BAI Marketing and as marketing manager for Blue Cross & Blue Shield. Mr. Bickford obtained a Masters of Business Administration from the Southern New Hampshire University, a Masters of Science in Information Technology Management from the Marlboro College, and a Bachelor of Arts from the University of Southern Maine.

Mr. Bickford has not been affiliated with any company that has filed for bankruptcy within the last five years. He does not have any family relationships with any of the directors or executive officers of the Registrant. There were no transactions during the last two years, or any proposed transactions, to which the Registrant was or is to be a party, in which Mr. Bickford had or is to have a direct or indirect material interest.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of business acquired.	Not Applicable
(b) Pro forma financial information.	Not Applicable
(c) Exhibits:

Exhibit 10.1	Employment Agreement, dated October 20, 2006, between Brian Wade Bickford and the Registrant

Exhibit 10.2	Confidential Information and Invention Assignment Agreement, dated October 20, 2006, between Brian Wade Bickford and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOODHOUND SEARCH TECHNOLOGIES, INC.

By:	/s/ Brian Wade Bickford
Name: Brian Wade Bickford
Title: Chief Executive Officer

Date: October 20, 2006